Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Pricing of $350 Million Offering of 8.75% Senior Secured Notes due 2022

Englewood, Colorado - December 9, 2014 - Westmoreland Coal Company (NasdaqGM:WLB, “Westmoreland”) announced that on December 8, 2014 it priced a private offering of approximately $350 million principal amount of 8.75% Senior Secured Notes due 2022 (the “Notes”). Westmoreland intends to use the proceeds from the Notes offering, together with proceeds from its previously announced Senior Secured Term Loan due 2020 and cash on hand, to fund the consideration payable in connection with its previously announced tender offer and consent solicitation for its outstanding 10.75% Senior Secured Notes due 2018. The Notes offering is expected to close on December 16, 2014, subject to customary closing conditions.

Westmoreland does not intend to register the Notes under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not offer or sell the Notes in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws. Westmoreland expects that the initial purchasers of the Notes may resell the Notes pursuant to Rule 144A and Regulation S under the Securities Act.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada, a char production facility, and a 50% interest in an activated carbon plant. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements and Canadian Information

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Such factors include, but are not limited to, the risks that are described under the heading “Risk Factors” in Westmoreland’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Westmoreland undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contact: Kevin Paprzycki (855) 922-6463